INSURED MUNICIPAL INCOME FUND, INC.

INTERIM SUBADVISORY AGREEMENT

This Interim Subadvisory Agreement is made as of October 29, 2009 (the “Effective Date”), between Brooklyn Capital Management, LLC, a Delaware limited liability company (the “Adviser”), and Income Research & Management, a Massachusetts business trust (the “Subadviser”).

WHEREAS, the Adviser serves as the interim investment adviser to the Insured Municipal Income Fund, Inc. (the “Fund”), a Maryland corporation registered as a closed-end management investment company under the Investment Company Act of 1940, as amended (“1940 Act”);

WHEREAS, the Adviser’s Interim Investment Management Agreement with the Fund allows it to delegate certain investment advisory services to other parties; and

WHEREAS, the Adviser desires to retain the Subadviser to perform certain investment subadvisory services for the Fund, and the Subadviser is willing to perform such services;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and intending to be legally bound hereby, it is agreed between the parties hereto as follows:

1.           Services to be Rendered by the Subadviser to the Fund.

(a)           Investment Program.  Subject to the control and supervision of the Board of Directors of the Fund and the Adviser, the Subadviser shall, at its expense and on the terms set forth herein, direct and oversee the orderly liquidation of all long-term municipal securities held by the Fund, seeking best execution under the then prevailing circumstances, and shall either re-invest the proceeds of such liquidation into the short-term investment fund specified by the Fund, or re-invest the proceeds upon approval of such re-investment by the Adviser, in short-term, tax-free instruments that qualify as tax exempt obligations under IRS guidelines and comply with the diversification requirements of the 1940 Act.  The Adviser shall retain responsibility for maintaining the Fund’s diversification requirements and other regulatory investment limits that apply to the Fund.

In the performance of its duties, the Subadviser will act in the best interests of the Fund and will comply with (i) applicable laws and regulations, including, but not limited to, the 1940 Act and the Investment Advisers Act of 1940, as amended (“Advisers Act”), and the rules under each, (ii) the terms of this Agreement, (iii) the Fund’s compliance procedures and other policies, procedures or guidelines as the Board or the Adviser reasonably may establish from time to time, (iv) the provisions of the Internal Revenue Code of 1986, as amended (“Code”), applicable to “regulated investment companies” (as defined in Section 851 of the Code), as from time to time in effect, and (v) the reasonable written instructions of the Adviser.

(b)           Expenses.  The Subadviser, at its expense, will furnish all necessary facilities and personnel, including salaries, expenses and fees of any personnel required for them to faithfully perform their duties under this Agreement and administrative facilities, including bookkeeping, and all equipment necessary for the efficient conduct of the Subadviser’s duties under this Agreement.  However, the Subadviser shall not be obligated to pay any expenses of the Adviser or the Fund, including without limitation, interest and taxes, brokerage commissions and other costs in connection with the purchase or sale of securities or other investment instruments for the Fund and custodian fees and expenses.

(c)           Reports and Availability of Personnel.  The Subadviser, at its expense, shall render to the Board and the Adviser such periodic and special reports as the Board and the Adviser reasonably may request with respect to matters relating to the duties of the Subadviser set forth herein.

(d)           Compliance Matters.  The Subadviser, at its expense, will provide the Adviser with such compliance reports and certifications relating to its duties under this Agreement and the federal securities laws as may be agreed upon by such parties from time to time.  The Subadviser also shall: (i) cooperate with and provide reasonable assistance to the Adviser, the Fund’s administrator, the Fund’s custodian, the Fund’s transfer agent and all other agents and representatives of the Fund and the Adviser; (ii) keep all such persons fully informed as to such matters as they may reasonably deem necessary to the performance of their obligations to the Fund and the Adviser; (iii) provide prompt responses to reasonable requests made by such persons; and (iv) maintain any appropriate interfaces with each so as to promote the efficient exchange of information.

(e)           Books and Records.  The Subadviser will maintain for the Fund all books and records required to be maintained by the Fund pursuant to the 1940 Act and the rules and regulations promulgated thereunder insofar as such records relate to the duties of the Subadviser set forth in this Agreement.  Pursuant to Rule 31a-3 under the 1940 Act, the Subadviser agrees that:  (i) all records it maintains for the Fund are the property of the Fund; (ii) it will surrender promptly to the Fund or the Adviser any such records upon the Fund’s or the Adviser’s request; and (iii) it will preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records it maintains for the Fund.  Notwithstanding subsection (ii) above, the Subadviser may maintain copies of such records, without limitation, to comply with its record keeping obligations.

2.           Compensation.  The Adviser shall pay to the Subadviser as compensation for the Subadviser’s services rendered pursuant to this Agreement a total fee of $75,000, payable in five (5) equal installments on a monthly basis.  Such fees shall be paid by the Adviser (and not by the Fund), and shall be payable commencing on November 15, 2009 and on the fifteenth day of each subsequent month.

3.           Representations And Warranties.   The Subadviser represents and warrants to the Adviser that:  (i) the retention of the Subadviser by the Adviser as contemplated by this Agreement is authorized by the Subadviser's governing documents; (ii) the execution, delivery and performance of this Agreement does not violate any obligation by which the Subadviser or its property is bound, whether arising by contract, operation of law or otherwise; (iii) this Agreement has been duly authorized by appropriate action of the Subadviser and when executed and delivered by the Subadviser will be a legal, valid and binding obligation of the Subadviser, enforceable against the Subadviser in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or law); (iv) the Subadviser is registered as an investment adviser under the Advisers Act; (v) the Subadviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and the Subadviser and certain of its employees, officers and directors are subject to reporting requirements thereunder and, accordingly, agrees that it shall, on a timely basis, furnish a copy of such code of ethics to the Adviser, and shall cause its employees, officers and directors to furnish to the Adviser all reports and information required to be provided under such code of ethics with respect to such persons; (vi) the Subadviser has adopted written compliance policies and procedures reasonably designed to prevent violations of the Advisers Act and the rules promulgated thereunder and the Subadviser agrees to provide: (a) upon request from the Adviser, a copy and/or summary of such compliance policies and procedures and an accompanying certification certifying that the Subadviser’s compliance policies and procedures complies with the Advisers Act; (b) a report of the annual review determining the adequacy and effectiveness of the Subadviser’s compliance policies and procedures; (c) the name of the Subadviser’s Chief Compliance Officer to act as a liaison for compliance issues that may arise between the Fund and the Subadviser; (vii) the Subadviser is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (viii) the Subadviser will promptly notify the Adviser of the occurrence of any event that would disqualify the Subadviser from serving as investment subadviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise; (ix) the Subadviser has provided the Adviser with a copy of its Form ADV as most recently filed with the SEC and will furnish a copy of all amendments to the Adviser upon request; and (x) the Subadviser will notify the Adviser of any “assignment” (as defined in the 1940 Act) of this Agreement or change of control of the Subadviser, as applicable, and any changes in the key personnel who are responsible for the liquidation of the long-term municipal securities portfolio of the Fund, in each case prior to or promptly after, such change.

4.           Liability of the Subadviser.  In the absence of (a) bad faith, gross negligence or willful misfeasance on the part of the Subadviser in performance of its obligations and duties hereunder, or (b) reckless disregard by the Subadviser of its obligations and duties hereunder, the Subadviser shall not be subject to any liability whatsoever to the Adviser, the Fund, or to any shareholder of the Fund, for any error or judgment, mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder including, without limitation, for any losses that may be sustained in connection with the Subadviser’s liquidation and re-investment activities on behalf of the Fund.  No provision of this Section 4 is intended to create any rights whatsoever to any third parties, including without limitation the shareholders of the Fund.  However, the Subadviser shall indemnify and hold harmless, as applicable, the Adviser, the Fund, its Directors or any shareholder of the Fund from any and all claims, losses, expenses, obligations and liabilities (including reasonable attorneys fees) that arise or result from conduct specified in Subsections (a) and (b) above.

5.           Liability of the Adviser.  In the absence of (a) bad faith, gross negligence or willful misfeasance on the part of the Adviser in performance of its obligations and duties hereunder, or (b) reckless disregard by the Adviser of its obligations and duties hereunder, the Adviser shall not be subject to any liability whatsoever to the Subadviser for any error or judgment, mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder.  No provision of this Section 5 is intended to create any rights whatsoever to any third parties, including without limitation the shareholders of the Fund.  However, the Adviser shall indemnify and hold harmless the Subadviser from any and all claims, losses, expenses, obligations and liabilities (including reasonable attorneys fees) that arise or result from conduct specified in Subsections (a) and (b) above.

6.           Liability of Directors and Shareholders.  Any obligations of the Fund under this Agreement are not binding upon the Directors or the shareholders individually, but are binding only upon the assets and property of the Fund.

7.           Duration and Termination of the Agreement.  This Agreement shall become effective upon its execution, and shall remain in full force and effect continuously thereafter for a term of 150 days from October 18, 2009, except as follows:

(a) By vote of a majority of the (i) Independent Directors, or (ii) outstanding voting shares of the Fund, the Fund may at any time terminate this Agreement, without the payment of any penalty, by providing not more than 10 days’ written notice delivered or mailed by registered mail, postage prepaid, to the Adviser and the Subadviser.

(b)The Adviser may at any time terminate this Agreement, without the payment of any penalty, by not less than 60 days’ written notice delivered or mailed by registered mail, postage prepaid, to the Subadviser, and the Subadviser may at any time, without the payment of any penalty, terminate this Agreement by not less than 60 days’ written notice delivered or mailed by registered mail, postage prepaid, to the Adviser.

(c)This Agreement automatically and immediately shall terminate, without the payment of any penalty, in the event of its assignment or upon the date that the Interim Investment Management Agreement between the Adviser and the Fund shall terminate for any reason.

(d)Any notice of termination served on the Subadviser by the Adviser shall be without prejudice to the obligation of the Subadviser to complete transactions already initiated or acted upon with respect to the Fund.

8.           Amendment of Agreement.  No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.  No material amendment of this Agreement shall be effective until approved in the manner required by the 1940 Act, any rules thereunder or any exemptive or other relief granted by the SEC or its staff.

9.           Additional Agreements.

(a)   Other Advisory Agreements.  The Subadviser and persons controlled by or under common control with the Subadviser have and may have advisory, management service or other agreements with other organizations and persons, and may have other interests and businesses.  Nothing in this Agreement is intended to preclude such other business relationships.

(b)   Access to Information.  The Subadviser shall, upon reasonable notice, afford the Adviser at all reasonable times access to Subadviser's officers, employees, agents and offices and to all its relevant books and records and shall furnish the Adviser with all relevant financial and other data and information as requested; provided, however, that nothing contained herein shall obligate the Subadviser to provide the Adviser with access to the books and records of the Subadviser relating to any other accounts other than the Fund.

(c)           Confidentiality.  The Subadviser shall treat confidentially and as proprietary information of the Fund all records and information (including investment holdings and activities of the Fund) relative to the Fund and prior, present or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where the Subadviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.  Notwithstanding the above, the Subadviser may disclose:  (i) the identity of the Fund as part of any representative list of clients of the Subadviser and the amount of fees paid under this Agreement in response to inquiries relating to potential conflicts of interest and/or in connection with marketing; (ii) the investment results and other data of the Fund (without identifying the Fund) in connection with providing composite investment results of clients of the Subadviser; and (iii) investments and transactions with respect to the Fund (without identifying the Fund) in connection with providing composite information of clients of the Subadviser, provided that such disclosure will not be made in such a manner that may reasonably have an adverse effect on the trading activities of the Fund.

(d)           Public Announcements.  The Subadviser shall not issue any press release or otherwise make any public statements with respect to the matters covered by this Agreement without the prior written consent of the Adviser, which consent shall not be unreasonably withheld; provided, however, that consent shall not be required if, in the opinion of counsel, such disclosure is required by law; provided further, however, that the Subadviser shall provide the Adviser with as much prior written notice of such disclosure as is practical under the circumstances.

(e)           Notifications.  The Subadviser agrees that it will promptly notify the Adviser in the event that the Subadviser or any of its affiliates is or expects to become the subject of an administrative proceeding or enforcement action by the SEC or other regulatory body with applicable jurisdiction.

(f)           Insurance.  The Subadviser agrees to maintain errors and omissions or professional liability insurance coverage in an amount that is reasonable in light of the nature and scope of the Subadviser's business activities.

10.           Notices.  All notices or other communications given under this Agreement shall be made by guaranteed overnight delivery, telecopy or certified mail; notice is effective when received.  Notice shall be given to the parties at the following addresses:

Adviser:                      Brooklyn Capital Management LLC
60 Heritage Drive
Brooklyn, NY 10570
Facsimile No.:  (914) 747-2150
Attention:  Phillip Goldstein

Subadviser:                      Income Research & Management
100 Federal Street, 31st Floor
Boston, MA 02110
Facsimile No.: (617) 330-9222
Attention: Paul Clifford

11.           Definitions.  For the purposes of this Agreement, the terms “vote of a majority of the outstanding shares,” “affiliated person,” “control,” “interested person” and “assignment” shall have their respective meanings as defined in the 1940 Act and the rules thereunder subject, however, to such exemptions as may be granted by the Securities and Exchange Commission (“SEC”) under said Act; and references to annual approvals by the Board of Directors shall be construed in a manner consistent with the 1940 Act and the rules thereunder.

12.           Governing Law.  This Agreement shall be construed in accordance with the laws of the state of New York, without giving effect to the conflicts of laws principles thereof, and in accordance with the 1940 Act.  To the extent that the applicable laws of the state of New York conflict with the applicable provisions of the 1940 Act, the latter shall control.

13.           Severability.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

14.           Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.           Entire Agreement.  This Agreement states the entire agreement of the parties hereto, and is intended to be the complete and exclusive statement of the terms hereof.

16.           Miscellaneous.  The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.  Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is made less restrictive by a rule, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, or order.

IN WITNESS WHEREOF, Brooklyn Capital Management, LLC and Income Research & Management have each caused this instrument to be signed in duplicate on its behalf by its duly authorized representative, all as of the day and year first above written.

Attest:	BROOKLYN CAPITAL MANAGEMENT, LLC

By:	By:
Name: Phillip Goldstein
Title: Member

Attest:	Income Research & Management

By:	By:
Name: Richard M. Kizik
Title: Principal, Chief Compliance Officer